UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 5, 2015

MAGELLAN HEALTH, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4800 SCOTTSDALE RD, SUITE 4400
SCOTTSDALE, ARIZONA	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 572-6050

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Matters

Magellan Health, Inc. (the “Company”), through Magellan Complete Care of Florida (“MCC FL”), currently has a contract with the Agency for Health Care Administration (“AHCA”) as a specialty health plan for individuals with serious mental illness under the Florida Statewide Medicaid Managed Care Managed Medical Assistance (“MMA”) program. This contract extends through December 31, 2018.

On October 1, 2015, AHCA released the methodology and rates to be used to provide capitated plans with risk adjusted payments for the MMA program effective September 1, 2015 to August 31, 2016. The Company expects the impact of this methodology will result in approximately a 3% reduction in blended rates for MCC FL as compared to the previous contract year. These lower rates are significantly less than the Company previously anticipated, and will result in approximately $5 million to $10 million of decreased revenue for the four months remaining in 2015.

The Company is evaluating the impact of these reduced rates and previously discussed cost of care pressure in its healthcare business on its full year 2015 expected results, and will provide updated guidance during its upcoming earnings conference call on Tuesday, October 27, 2015 at 10 a.m. Eastern.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH, INC.

Date: October 5, 2015	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer